UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  September 16, 2005

SKY PETROLEUM, INC. (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

Suite 200 - 625 4th Ave. SW Calgary, Alberta, Canada T2P 0K2 (Address of Principal Executive Offices) (Zip Code)

(403) 265-3500
(Registrant’s Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities

On September 20, 2005, the Company accepted a subscription to purchase 3,055,556 shares of unregistered Series A Preferred Stock (the “Shares”) at a price of $3.60 per share from one non-U.S. person investor for aggregate gross proceeds of approximately $11,000,000. The Company agreed to hold any unused funds in short-term investments and remit any interest earned thereon to the investor for a period of 90 days after the closing of the sale of the Shares in lieu of payment of a dividend during such period. Thereafter, the Company intends to continue to hold any unused funds in short-term interest bearing investments until such time as the funds are used for general corporate purposes. Certain individuals served as placement agents for this offering and received placement agent fees. The Shares were issued outside the United States to one non-U.S. person pursuant to an exception from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Regulation S. The offer and sale of the Shares were made outside of the United States to a non-U.S. person. The placement was conducted without general solicitation or advertising and without directed selling efforts.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 16, 2005, the Company filed a certificate of designation of rights and preferences of the Series A Preferred Stock with the Secretary of State of the state of Nevada. Pursuant to the certificate of designation, 3,055,556 shares of Series A Preferred Stock were designated.

Each share of Series A Preferred Stock is initially convertible into four shares of the Common Stock of the Company, subject to adjustment for stock splits, recapitalization or other reorganizations. In addition, the Series A Preferred Stock have broad-based weighted average antidilution protection that will cause the conversion price to adjust downward in the event that the Company issues shares of Common Stock or securities convertible into Common Stock at a price of less than the conversion price of the Series A Preferred Stock then in effect. The shares of Series A Preferred Stock may be converted into Common Stock at the option of the holder. In addition, at any time after the closing bid price for the Company’s Common Stock on the NASD OTCBB or the primary United State exchange on which the Common Stock is then traded exceeds $3.00 during any five consecutive trading days, the Company may, at its sole option, convert the Series A Preferred and any accrued but unpaid dividends into Common Shares at the then-applicable conversion price by providing written notice of such conversion to the holders of the Series A Preferred; provided that there is an effective registration statement under the Securities Act registering the resale of the Common Stock to be issued upon such conversion.

Each share of Series A Preferred Stock is entitled to receive a dividend of 7% per annum prior and in preference to the Common Stock of the Company. The dividend begins to accrue on December 30, 2005 and will be payable quarterly thereafter. The dividend is cumulative. In the event of a liquidation or acquisition of the Company, the holders of the Series A Preferred Stock will be entitled to receive an amount equal to any accrued and unpaid dividend prior and in preference to any distributions to the holders of the Common Stock. Thereafter, the holders of the Series A Preferred Stock will be entitled to participate in distributions on an as converted to Common Stock basis.

The holders of the Series A Preferred Stock are entitled to elect one director to the Company’s board of directors. In addition, the holders of the Series A Preferred Stock shall vote on all other matters on an "as converted" to Common Stock basis.

Shares of Series A Preferred may be redeemed, in whole or in part, by the Company out of funds lawfully available therefor from the holders of the then outstanding shares of Series A Preferred on a pro rata basis, at any time by providing written notice to the holders of the Series A Preferred. On the redemption date, the Company shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred owned by each holder, that number of outstanding shares of Series A Preferred that the Company has elected to purchase for the following consideration: (i) an amount equal to a price per share equal to the $3.60 plus any accrued and unpaid dividends multiplied by the number of shares of Series A Preferred being redeemed from such holder and (ii) the issuance of the number of shares of Common Stock equal to seventeen and one-half percent (17.5%) of the shares of Common Stock then issuable upon conversion of the shares of Series A Preferred being redeemed from such holder. A cash payment will be provided in lieu of any fractional shares of Common Stock that would otherwise be issuable at a price per share of Common Stock equal to the then-applicable conversion price.

Item 7.01. Regulation FD Disclosure

Press Release dated September 22, 2005.

Item 9.01. Financial Statements and Exhibits

Exhibits

Number	Description
3.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
99.1	Press Release Dated September 22, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
(Registrant)

Dated: September 22, 2005	By: /s/ Daniel F. Meyer
Daniel F. Meyer President